Consent of Independent Registered Public Accounting Firm

To The Board of Directors
IntelGenx Technologies Corp.

We hereby consent to the use in this Registration Statement, amendment no. 2 to form SB-2, of IntelGenx Technologies Corp. of our report dated January 27, 2006 (except for note 15, which is dated August 10, 2006) relating to the financial statements of Intelgenx Corp. (a company in the development stage) for the period from inception (June 15, 2003) to December 31, 2005 which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec
August 28, 2006